================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                               INSILCO CORPORATION
                                (Name of Issuer)

                                  Common Stock
                                $0.001 Par Value
                         (Title of Class of Securities)

                                   ----------

                                    457659704
                                 (CUSIP Number)

                       Donaldson, Lufkin & Jenrette, Inc.
                       (Name of Persons Filing Statement)

                                John W. Buttrick
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                             Tel. No.: 212 450 4340
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 August 17, 1998
             (Date of Event which Requires Filing of this Statement)

                                   ----------

               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]

               Check the following box if a fee is being paid with this statement: [ ]

===============================================================================

                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 1 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 2 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II-A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 3 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners - A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]
 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 4 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 5 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ EAB Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 6 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Offshore Partners II, C.V.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Netherlands Antilles

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 7 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     OO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 8 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 9 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 10 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 11 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Associates L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 12 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 13 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ First ESC, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 14 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ ESC II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 15 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ LBO Plans Management Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 16 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJMB Funding II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 17 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Capital Investors, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 18 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997 Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     PN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 19 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 20 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donaldson Lufkin & Jenrette, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     HC, CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 21 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Equitable Companies Incorporated

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     DE

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       -0-

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     CO, HC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 22 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA-UAP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     HC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 23 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Finaxa

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     HC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 24 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances I.A.R.D. Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     IC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 25 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]
 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     IC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 26 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Courtage Assurance Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]
 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     IC

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 27 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alpha Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]
 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5
14   TYPE OF REPORTING PERSON*
     IC
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 28 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Claude Bebear, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Citizen of France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 29 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrice Garnier, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]
 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Citizen of France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                 SCHEDULE 13D

CUSIP No. 457659704                                         Page 30 of 30 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henri de Clermont-Tonnerre, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]
 3   SEC USE ONLY

 4   SOURCE OF FUNDS*
     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION
     Citizen of France

        NUMBER OF SHARES          7    SOLE VOTING POWER
     BENEFICIALLY OWNED BY             See Item 5
     EACH REPORTING PERSON
              WITH                8    SHARED VOTING POWER
                                       See Item 5

                                  9    SOLE DISPOSITIVE POWER
                                       See Item 5

                                  10   SHARED DISPOSITIVE POWER
                                       See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     See Item 5

14   TYPE OF REPORTING PERSON*
     IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



The following persons (collectively, the "Reporting Persons"): (1) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II");
(2) DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership ("Partners II-A"); (3) DLJ Millennium Partners - A, L.P. ("Millennium-A"); (4) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium");
(5) DLJ EAB Partners, L.P., a Delaware limited partnership ("DLJ EAB"); (6) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (7) DLJ Merchant Banking II, LLC, a Delaware limited partnership ("MBII LLC"); (8) DLJ Merchant Banking II, Inc., a Delaware limited liability company ("MBII Inc."); (9) DLJ Diversified Partners, L.P., a Delaware corporation ("Diversified"); (10) DLJ Diversified Partners A, L.P., a Delaware limited partnership ("Diversified A"); (11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates");
(12) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (13) DLJ First ESC L.P., a Delaware limited partnership ("ESC");
(14) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (15) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (16) DLJ MB Funding II, Inc., a Delaware corporation ("Funding II"); (17) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (18) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners"); (19) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (20) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (21) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (22) AXA-UAP, a societe anonyme organized under the laws of France ("AXA"); (23) Finaxa, a societe anonyme organized under the laws of France; (24) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (27) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (28) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997, hereby amend and supplement their joint Report on Schedule 13D, originally filed on April 6, 1998 and amended on May 7, 1998 (as amended, the "Schedule D") with respect to the purchase of shares of common stock, $0.001 par value (the "Shares") of Insilco Corporation ("Insilco").

               Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

               Item 5.  Interest in Securities of the Company

               On March 24, 1998, Silkworm Acquisition Corporation ("Silkworm"), Insilco and Holdings entered into the Agreement and Plan of Merger (as amended, the "Merger Agreement", attached to Amendment No. 1 to the
Schedule 13D filed on May 7, 1998 and made a part thereof as Exhibit 4). The Merger Agreement provides for an initial reorganization of Insilco whereby an existing wholly-owned subsidiary of Holdings will form a wholly-owned subsidiary which will merge with and into Insilco, with Insilco being the surviving corporation (the "Reorganization Merger"). In connection with the Reorganization Merger, the existing shareholders of Insilco will exchange their shares in Insilco for shares in Holdings, resulting in Insilco becoming a wholly-owned subsidiary of Holdings. Following consummation of the Reorganization Merger, the Merger Agreement provides for the merger of Silkworm with and into Holdings (the "Merger"), with Holdings continuing as the surviving corporation. At the effective time of the Reorganization Merger (the "Reorganization Effective Time"), each outstanding Share was converted into one share of common stock, par value $0.001, of Holdings. As of the Reorganization Effective Time, the Reporting Persons no longer beneficially own 5% or more of the outstanding Shares of Insilco. Accordingly, this Statement on Schedule 13D is terminated and this Amendment No. 2 constitutes the final amendment hereto.



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Merchant Banking Partners II, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Merchant Banking Partners II-A, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Millennium Partners, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                         as Managing General Partner


                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Millennium Partners -A, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                         as Managing General Partner


                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ EAB Partners, L.P.

                                    By  DLJ LBO Plans Management Corporation
                                         as Managing General Partner


                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Offshore Partners II, C.V.

                                    By DLJ Merchant Banking II, Inc.,
                                         as Advisory General Partner



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Merchant Banking II, LLC

                                    By DLJ Merchant Banking II, Inc.,
                                         as Managing Member


                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Merchant Banking II, Inc.



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer





                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Diversified Partners, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                         as Managing General Partner



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Diversified Partners-A, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                         as Managing General Partner



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Diversified Associates, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                         as Managing General Partner


                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Diversified Partners, Inc.



                                    By:  /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer


                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ First ESC, L.P.

                                    By DLJ LBO Plans Management Corporation,
                                        as Managing General Partner



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ ESC II L.P.

                                    By DLJ LBO Plans Management Corporation,
                                         as Managing General Partner



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ LBO Plans Management Corporation



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJMB Funding II, Inc.



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary


                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    DLJ Capital Investors, Inc.



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Secretary and Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    UK Investment Plan 1997 Partners

                                    By UK Investment Plan 1997, Inc.



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President, Secretary and
                                                 Treasurer


                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    UK Investment Plan 1997, Inc.



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President, Secretary and
                                                 Treasurer



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By:     /s/ Marjorie S. White
                                       ---------------------------------------
                                       Name:   Marjorie S. White
                                       Title:  Vice President and Secretary



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    The Equitable Companies Incorporated



                                    By:     /s/ Alvin H. Fenichel
                                       ---------------------------------------
                                       Name:   Alvin H. Fenichel
                                       Title:  Senior Vice President and
                                                  Controller



                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 28, 1998

                                    AXA-UAP
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    Alpha Assurances Vie Mutuelle
                                    Claude Bebear, as AXA Voting Trustee
                                    Patrice Garnier, as AXA Voting Trustee
                                    Henri de Clermont-Tonnerre, as AXA Voting
                                       Trustee


                                    Signed on behalf of each of the above



                                    By:     /s/ Alvin H. Fenichel
                                       ---------------------------------------
                                       Name: Alvin H. Fenichel
                                       Title: Attorney-in-fact